Exhibit 99.1

Contact:	Karla Harvill

770-393-5091

GOLD KIST INC. REPORTS THIRD QUARTER 2006 RESULTS

ATLANTA, Ga. (August 8, 2006) – Gold Kist Inc. (NASDAQ:GKIS) today reported financial results for the third quarter and nine months ended July 1, 2006. For the third fiscal quarter, Gold Kist reported a net loss of $7.3 million, or $0.14 per diluted share, compared with net income of $44.4 million, or $0.87 per diluted share, for the third quarter of fiscal 2005. Third quarter sales were $505.3 million, compared with $598.8 million for the year-earlier period.

For the first nine months of fiscal 2006, the Company reported a net loss of $20.9 million, or $0.42 per diluted share, compared with net income of $87.3 million, or $1.72 per diluted share, for the same period in the prior year. Sales for the first nine months of fiscal 2006 declined approximately 8 percent to $1.58 billion from $1.72 billion for the year-earlier period.

Commenting on the results, John Bekkers, president and chief executive officer, said, “The decline in net sales was due primarily to a decline in average broiler prices of 15.1 percent for the third fiscal quarter and 9.3 percent for the nine months ended July 1, 2006, compared with the similar periods last year. An oversupply of broilers and competing meats and low export sales prices were the principal factors leading to the sales decline.

“Processing costs continued to increase during the third quarter due to higher utilities, freight and packaging costs caused by higher overall energy costs. Total feed costs were slightly lower for the first nine months of fiscal 2006 due to a reduction in broilers produced and lower soybean ingredient costs. For the nine months ended July 1, 2006, the average price of corn was 4.5 percent higher and soybean meal prices were 6.9 percent lower than in the comparable period last year.

“On a more positive note, a general reduction in broiler placements during the quarter and slower growth in broiler production led to a gradual strengthening in broiler prices during the latter part of the Company’s third fiscal quarter. We also continued to make progress in the growth of our value-added products. Valued-added pounds produced in the third quarter of fiscal 2006 increased 7.4 percent compared with the same quarter in fiscal 2005.

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Gold Kist Announces Third-Quarter 2006 Financial Results

August 8, 2006

“During the fourth fiscal quarter, we are optimistic that broiler prices will gradually strengthen as export demand improves and domestic supply and demand become more balanced. Feed ingredient costs for the full fiscal year are expected to be about the same as last year. We will continue to focus on improving our product mix, containing costs and maintaining a strong balance sheet.”

Gold Kist Inc. will hold a conference call today, August 8, 2006, at 11 a.m. Eastern time to discuss financial and operational results for the third fiscal quarter and nine months ended July 1, 2006, and other matters related to the Company. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.goldkist.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call. If Internet access is unavailable, you may listen to the live call by telephone by dialing (800) 946-0782. The confirmation number for this call is 9821487.

This news release contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to the Company’s strategy of enhancing its value-added product lines, focusing on cost controls, becoming more efficient, improving its performance and growing the Company’s private label business, and relating to pricing trends and processing costs. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for finished and value-added products including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of our sales and marketing programs; disease outbreaks affecting broiler production, demand and/or marketability of our products; uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; risks associated with effectively executing risk management activities; changes in the availability and relative costs of labor and contract growers; effectiveness of our capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on our debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 1, 2005, and subsequently filed Quarterly Reports on Form 10-Q. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2005. Gold Kist operates a fully-integrated chicken production business that includes live production, processing, marketing and distribution. Gold Kist’s operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the Company’s Web site at http://www.goldkist.com.

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Gold Kist Announces Third-Quarter 2006 Financial Results

August 8, 2006

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	October 1, 2005	July 1, 2006
ASSETS
Current assets:
Cash and cash equivalents	$153,561	$95,554
Receivables, net	125,389	102,493
Inventories	233,681	227,339
Deferred income taxes, net	11,506	12,277
Other current assets	26,873	29,407

Total current assets	551,010	467,070

Investments	10,747	10,819
Property, plant and equipment, net	286,515	324,132
Deferred income taxes, net	25,133	25,133
Other assets	52,284	63,143

	$925,689	$890,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$1,518	$2,017
Accounts payable	87,486	74,092
Accrued compensation and related expenses	27,292	16,147
Income taxes payable	34,850	7,093
Accrued insurance costs	39,458	40,838
Other current liabilities	36,105	39,797

Total current liabilities	226,709	179,984

Long-term debt, less current maturities	143,714	142,127
Accrued pension costs	58,411	67,688
Accrued postretirement benefit costs	32,600	50,699
Other liabilities	13,527	15,513

Total liabilities	474,961	456,011

Stockholders’ equity:
Preferred stock	—	—
Common stock	511	511
Additional paid-in capital	399,619	404,527
Accumulated other comprehensive loss	(61,265)	(61,265)
Retained earnings	112,246	91,308
Common stock held in treasury	(383)	(795)

Total stockholders’ equity	450,728	434,286

	$925,689	$890,297

Gold Kist Announces Third-Quarter 2006 Financial Results

August 8, 2006

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2, 2005	July 1, 2006	July 2, 2005	July 1, 2006
Net sales	$598,835	$505,338	$1,721,602	$1,583,063
Cost of sales	497,040	490,961	1,478,716	1,539,141

Gross profit	101,795	14,377	242,886	43,922
Distribution, administrative and general expenses	28,852	26,667	86,894	78,571
Conversion expenses	—	—	1,418	—

Net operating income (loss)	72,943	(12,290)	154,574	(34,649)

Other income (expenses):
Interest and dividend income	1,106	1,396	3,821	4,346
Interest expense	(5,063)	(3,835)	(18,366)	(12,102)
Debt prepayment interest and write-off of related fees and discount	—	—	(10,016)	—
Miscellaneous, net	1,164	1,227	4,150	3,828

Total other expenses, net	(2,793)	(1,212)	(20,411)	(3,928)

Income (loss) before income taxes	70,150	(13,502)	134,163	(38,577)
Income tax expense (benefit)	25,737	(6,248)	46,888	(17,639)

Net income (loss)	$44,413	$(7,254)	$87,275	$(20,938)

Net income (loss) per common share:
Basic	$0.89	$(0.14)	$1.75	$(0.42)

Diluted	$0.87	$(0.14)	$1.72	$(0.42)

Weighted average common shares outstanding:
Basic	50,012	50,122	49,985	50,093

Diluted	50,808	50,122	50,602	50,093

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